Exhibit 10.4

BIOVEST INTERNATIONAL, INC.

September 30, 2010 (Unaudited)
ASSETS
Current assets:
Cash	$206,000
Accounts receivable, net of $8,000 allowance for doubtful accounts at June 30, 2010 and September 30, 2009	398,000
Costs and estimated earnings in excess of billings on uncompleted contracts	106,000
Inventories	417,000
Prepaid expenses and other current assets	141,000

Total current assets	1,268,000

Property and equipment, net	77,000
Patents and trademarks, net	261,000
Reorganization value in excess of amounts allocated to identifiable assets	2,131,000
Other assets	153,000

Total assets	$3,890,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	556,000
Customer deposits	85,000
Accrued liabilities	688,000
Notes payable, related party	2,597,000

Total liabilities not subject to compromise	3,926,000

Liabilities subject to compromise (Note 8)	76,898,000

Total liabilities	80,824,000